ADVAXIS, INC.
212 CARNEGIE CENTER, SUITE 206
PRINCETON, NJ 08540

February 10, 2005

Mr. Richard Berman
420 Lexington Avenue
Suite 2420
New York NY 10170

Dear Richard:

This will confirm the agreement of Advaxis, Inc., a Colorado Corporation (the "*Company*") to nominate you as a member of the board of directors. Your nomination as a board member is based on the desire of the Company to have the benefit of your financial sophistication and board membership experience in connection with a proposed financing of the Company through the offering and sale of its equity or debt of the Company. You shall officially become a board member as soon as you are elected as per the procedure specified in the bylaws of the Company. You agree to execute a confidentiality agreement in the form attached hereto as **Exhibit A**.

The Company agrees to reimburse you for any reasonable out-of-pocket expenses incurred by you in connection with your attendance at the meetings of the Board.

You shall receive the following compensation for as long as you are a member of the board of directors: (i) a cash fee of $2,000 per month, and (ii) 400,000 stock options vesting over 4 years on a quarterly basis for as long as you remain a board member (subject to the approval of a new option plan). You may resign from the board at anytime. Your removal shall be in accordance with the bylaws of the Company or by a majority of the other directors.

If the foregoing correctly sets forth our agreement kindly execute, at the place indicated, and return a copy of this letter

Very truly yours

J. Todd Derbin
President and Chief Executive Officer

Agreed and accepted:

By:
Richard Berman 2/10/05

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